Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our auditors’ report dated April 15, 2014 on the financial statements of Titan Iron Ore Corp. for the year ended December 31, 2013, and for our auditors’ report dated May 14, 2014 on the financial statements of iHookup Social, Inc. for the period ended December 31, 2013 included in the Company’s Registration Statement on Form S-1 pertaining to the Company’s registration of shares of its common stock. We also consent to the reference to our firm under the caption “Experts” in the Form S-1.

/s/ “MANNING ELLIOTT LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

July 28, 2014